Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR THIRD QUARTER OF FISCAL 2017

LAUREL, Miss. (August 24, 2017) – Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2017.

Net sales for the third quarter of fiscal 2017 were $931.9 million compared with $728.0 million for the same period a year ago. For the quarter, the Company reported net income of $115.8 million, or $5.09 per share, compared with net income of $54.7 million, or $2.42 per share, for the third quarter of fiscal 2016.

Net sales for the first nine months of fiscal 2017 were $2,422.3 million compared with $2,025.2 million for the first nine months of fiscal 2016. Net income for the first nine months of fiscal 2017 totaled $206.9 million, or $9.10 per share, compared with net income of $113.0 million, or $5.01 per share, for the first nine months of last year.

Net income for the third fiscal quarter reflects an accrual for probable liability for a contribution to the Company’s Employee Stock Ownership Plan of $12.5 million before income tax, or 35.9 cents per share net of income tax, compared to $7.9 million before income tax, or 22.6 cents per share net of income tax, for the same period a year ago. Net income for the quarter also reflects an accrual of $14.4 million before income tax, or 41.4 cents per share net of income tax, for probable liability under the Company’s Bonus Award Program, compared to no accrual for this item during fiscal 2016.

“Sanderson Farms’ financial results for the third quarter of fiscal 2017 reflect a continued favorable balance of supply and demand for fresh chicken sold to retail grocery store customers,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “That balance was reflected in relatively strong market prices for that product during the current third fiscal quarter. Market prices for boneless breast meat, bulk leg quarters and jumbo wings produced at our plants that process a larger bird were all higher this year when compared to last year’s third fiscal quarter. Food service traffic and demand in the United States remain below pre-recession levels, but demand from and the popularity of local chain concepts and restaurants that focus on wings are offsetting reduced traffic at casual dining restaurants. This demand contributed to a good supply and demand balance during the quarter.”

According to Sanderson, compared with the third fiscal quarter of 2016, market prices for chickens sold to retail grocery store customers remained relatively flat at levels that reflect a good supply and demand balance. Compared with the third fiscal quarter of 2016, jumbo boneless breast meat prices were higher by approximately 24.8 percent, the average market price for bulk leg quarters increased approximately 15.9 percent, and jumbo wing prices were higher by 40.2 percent. The Company’s average feed cost per pound of poultry products processed decreased 0.32 cents per pound, or 1.3 percent, compared with the third quarter of fiscal 2016.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2017

August 24, 2017

Prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 0.3 percent and 3.1 percent, respectively, compared with the third quarter of fiscal 2016. In its report published August 11, 2017, the USDA’s supply estimates for both corn and soybeans were higher than analysts’ expectations. If achieved, the USDA’s current yield and harvest estimates for the United States’ 2017 corn and soybean crops would leave both grains well supplied going into fiscal 2018.

“We continue to make progress at our new St. Pauls, North Carolina facilities,” said Sanderson. “The processing plant is now operating at three quarters capacity, and remains on schedule to reach full production in January 2018. Construction will commence on our new Tyler, Texas facilities in September, and we look forward to the opportunities the new facilities will provide to our shareholders, our customers and our employees when we begin processing at the new processing plant during the first calendar quarter of 2019.”

Sanderson Farms will hold a conference call to discuss this press release today, August 24, 2017, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 24, 2017. Those without internet access or who prefer to participate via telephone may call 877-719-9799, access code 4391590.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2017

August 24, 2017

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could affect the supply of feed grains.

(12) Failure to respond to changing consumer preferences and negative media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation or litigation that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, grain prices, supply and demand factors, growth plans and other industry conditions.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2017

August 24, 2017

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2017	2016	2017	2016
Net sales	$931,901	$727,991	$2,422,285	$2,025,246
Costs and expenses:
Cost of sales	692,585	598,563	1,954,259	1,731,900
Selling, general and administrative	62,036	44,565	151,747	114,898

	754,621	643,128	2,106,006	1,846,798

Operating income	177,280	84,863	316,279	178,448

Other income (expense):
Interest income	327	77	823	77
Interest expense	(515)	(428)	(1,375)	(1,279)
Other	3	9	8	19

	(185)	(342)	(544)	(1,183)

Income before income taxes	177,095	84,521	315,735	177,265
Income tax expense	61,261	29,805	108,861	64,266

Net income	$115,834	$54,716	$206,874	$112,999

Basic earnings per share	$5.09	$2.42	$9.10	$5.01

Diluted earnings per share	$5.09	$2.42	$9.10	$5.01

Dividends per share	$0.24	$0.22	$0.72	$0.66

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2017

August 24, 2017

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	July 31, 2017	October 31, 2016
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$398,270	$234,111
Accounts receivable, net	151,004	124,348
Inventories	256,135	220,306
Prepaid expenses and other current assets	41,265	34,559

Total current assets	846,674	613,324

Property, plant and equipment	1,625,671	1,505,596
Less accumulated depreciation	(765,069)	(701,605)

	860,602	803,991
Other assets	7,416	5,385

Total assets	$1,714,692	$1,422,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,027	$72,774
Dividends payable	5,459	—
Accrued expenses	83,278	57,918
Accrued income taxes	48,606	17,497

Total current liabilities	216,370	148,189

Claims payable and other liabilities	9,480	8,501
Deferred income taxes	95,333	75,748
Commitments and contingencies
Stockholders’ equity:
Common stock	22,744	22,693
Paid-in capital	138,552	125,855
Retained earnings	1,232,213	1,041,714

Total stockholders’ equity	1,393,509	1,190,262

Total liabilities and stockholders’ equity	$1,714,692	$1,422,700

(1)	The Condensed Consolidated Balance Sheet at October 31, 2016, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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